Exhibit 99.1

For Immediate Release
---------------------

        New Hyperthermia System by BSD Medical to Treat Pelvic Cancers in
                               2,400 Bed Hospital

      SALT LAKE CITY, October 13, 2004--BSD Medical Corp. (OTCBB:BSDM) today announced that the Klinikum Nuernberg, a 2,400 bed, community owned teaching hospital of the University Medical Center in Erlangen, Germany, has installed a new BSD-2000 hyperthermia system to treat cancers in the pelvic area. The new system operates in the Department of Radiation Oncology, directed by Professor Helmut Renner and Dr. Stefan Birkenhake.

      Klinikum Nuernberg is known for its cutting-edge therapies and for its comprehensive care. Many of the treatments performed at the hospital are part of national and international clinical studies in new cancer research, including clinical trials involving ovarian, colon and breast cancer. Both the U.S. National Institute of Health (NIH) and the European Organization for Research and Treatment of Cancer (EORTC) cite cancer research being conducted at Klinikum Nuernberg. The hospital maintains extensive archives of documentation and scientific publications relating to cancer research and therapy, and provides information and counsel for cancer patients about treatment options tailored to their individual needs.

      Professor Renner, Director of the Department of Radiation Oncology, said, "We have carefully evaluated the market and have chosen the world's leading hyperthermia system, the BSD-2000, together with the Hyperplan 2000 treatment planning system. We have already accrued a long list of patients waiting to be treated with hyperthermia therapy, and are pleased to begin treatments under the protocols for pelvic diseases."

      The BSD-2000 focuses electromagnetic energy on cancerous tumors, including tumors located deep in the body, giving the cancer an elevated temperature of 108-111 degrees F (hyperthermia). Hyperthermia kills many cancer cells directly, and causes tumors to uptake more blood, allowing chemotherapy drugs to be better absorbed. Increasing the blood level in tumors also boosts the presence of water and oxygen necessary to form the hydroxides created by radiation therapy to attack cancer cell DNA. Hyperthermia thereby reduces the resistance of cancer to both radiation and chemotherapy. Clinical trials have demonstrated a substantial improvement in both cancer response and long-term survival when hyperthermia therapy is added to radiation, chemotherapy or both.

      BSD Medical Corporation is the leading developer of microwave systems used in thermal medicine for the treatment of cancer. For more information about BSD Medical Corp. visit www.BSDMC.com.

      Statements contained in this press release that are not historical facts are forward looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.